Exhibit 10.9

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Elevai Labs Inc.

120 Newport Center, Suite
250 Newport Beach, CA 92660

June 23, 2022

Brenda Buechler

[***]

Brenda:

I am pleased to set forth the terms of your employment with Elevai Labs Inc., a Delaware corporation (the “Company”) as its Chief Marketing Officer.

Initially, you will report to Jordan Plews, the CEO of the Company. Your initial responsibilities will be as follows:

•	Plan, develop, organize, implement, direct and evaluate Elevai’s global communications and marketing strategy

•	Work with the Sales Team to assure consistency of a corporate brand and message in the marketplace, as well as consistent policies and procedures related to marketing and public relations practices.

•	Evaluate agency partnerships to maximize cost and effectiveness

•	Lead, train and mentor a global team of industry leading experts

•	Evaluate and strengthen brand positioning relating to sales growth, competitive positioning and an employer of choice

•	Manage the strategic direction for media relations, executive messaging, social media, brand positioning, internal and external communication strategies

•	Identify and execute short- and long-term communications strategies and tactics to support the company in achieving profits, growth or other goals of the organization

•	Develop metrics and execute consistent review and analysis of data to measure the effectiveness, impact and engagement of communications and marketing programs and special projects

•	Manage marketing budget and prepare ROI reports on marketing initiatives

•	Develop and execute a public relations strategy that cultivates strong relationships with media representatives and agencies to create opportunities for growing the thought leadership position of the company and its solutions in the medical dispense skincare industry

•	Develop strong relationships with internal stakeholders while ensuring high communication, project management and results

•	Create unique and effective strategic marketing and branding initiatives to assist divisional and corporate revenue and gross profit goals

•	Increase Elevai brand awareness and generate leads for sales through advertising, conferences, KOL’s etc. and track and measure performance and ROI

•	Manage social media partners

You will also render such other business and professional services in the performance of your duties, and as shall be assigned by your supervisor or by the Board of Directors of the Company (the “Board”).

If you accept, this letter will be effective as of July 1, 2022 or such other date as mutually agreed by you and the Company.

Compensation, Benefits and Expenses

A. Salary. You will receive an monthly salary of Fifteen Thousand Eight Hundred and Thirty Three Dollars and Thirty Three Cents (USD$15,833.33). If you work 12 months without salary deductions you will earn One Hundred Ninety Thousand Dollars (USD$190,000), less applicable taxes and other withholdings, which will be paid semi-monthly in accordance with the Company's normal payroll procedures. The Company may review your salary from time to time, which is under no obligation to grant any increases.

B. Benefits.

(i) You will become eligible to receive all employee benefits and perquisites generally provided by the Company to its other employees after ninety (90) calendar days of employment with the Company, including health insurance, dental insurance and vision insurance. You will be covered by worker’s compensation insurance and enrolled in state disability insurance and other governmental benefit programs as required by state law. You will also be entitled to other benefits to the extent required by applicable law. Company will seek to expand its health insurance beyond its current provider to provide more comprehensive coverage suitable to the employee.

(ii) You will be entitled to 15 days paid time off per year (pro-rated for partial years) in addition to the holidays observed by the Company. You will not be permitted to accrue an aggregate of more than 30 days of paid time off. You must give your supervisor at least four (4) weeks' notice of any requested vacation dates. The Company may require you to take (or not take) vacation on particular dates. If illness, injury or other incapacity require you to be absent from work, you will notify your supervisor no later than noon of the first day of your absence.

(iii) The Company may amend or terminate, in its sole discretion, any benefits available to you at any time.

C. Expense Reimbursements. The Company will reimburse you for necessary expenses incurred in connection with the performance of your duties as an employee of the Company. Without limiting the foregoing, you will be required to submit receipts and other documentation for all expenses.

D. Bonus. You are eligible for discretionary bonuses as determined by the Board in its sole discretion. Bonuses are typically awarded based upon Company performance as well as individual performance. However, the Board is under no obligation to award any bonuses. The Company will have an annual review with the employee each year on the effective date of this offer letter.

E. Equity Compensation. Subject to the approval of the Board, you will receive an option to purchase 110,000 shares of Common Stock of the Company. Such shares will be granted pursuant to the Company’s 2020 Stock Plan (the “Plan”) and will be issued and priced after the Company conducts a 409A valuation. Such option will vest and be exercisable as to 25% of the shares subject to the option on the first anniversary of the grant date and the remainder will vest in equal monthly installments thereafter such that the option will be fully vested and exercisable on the fourth anniversary of the grant date. The option will be a non-qualified option, will have a term of ten (10) years from the grant date, and will have an exercise price per share equal to the current fair market value per share of Common Stock on the grant date as determined by the Board.

Term of Employment

The Company is excited about establishing a mutually beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. However, the Company requests (but does not require you) to give notice at least fourteen (14) days prior to your terminating your employment with the Company. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without notice to you.

Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the at-will nature of your employment may not be changed except by the Board.

Status of Employment

You will abide by all of the personnel policies, rules and regulations promulgated or amended from time to time by the Company including those in any employee handbook. Without limiting the foregoing, you will comply with the Company's smoke-free policy. Further, you will not at any time engage in any transaction or other behavior which would be a conflict of interest or otherwise damage the reputation of the Company. Without limiting the foregoing, you will (a) not have any personal or financial interest in any transaction involving the Company and (b) advise the Company in writing if an immediate family member, partner, friend or close business associate is or becomes employed by one of our competitors or suppliers/vendors.

The regular business hours of the Company are from 8AM to 5PM Mondays through Fridays however you may be required to work during other times. Your position with the Company may require you to travel.

This position is an exempt position. Accordingly, you are not eligible for any overtime pay.

Proprietary Information

You will disclose to the Company all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position, and you represent that such is the case. Similarly, you agree not to bring any third-party confidential information or proprietary data or materials of any kind, electronic or otherwise, to the Company, including that of any of your former employers or customers, and that in performing your duties for the Company you will not in any way disclose or utilize any such information during the course and scope of your employment with the Company. By accepting this offer, you confirm that you can accept this job and carry out the work involved without breaking any legal restrictions on your activities.

Confidentiality and Assignment of Inventions

If you have not done so already, as a condition of your employment with the Company, you are required to sign and comply with an Employee Inventions and Proprietary Information Agreement (“EIPIA”), which is included with this letter.

Employment Eligibility

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States if you have not already done so. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you will be terminated.

Computer Use, Voicemail, and Privacy

The computers, computer files, software, email system, voicemail system, internet facilities, intranet, social media accounts, desk space, and file cabinets furnished by the Company are intended to be used for Company business only. You do not have, nor should you expect, any privacy in any information contained in any of the foregoing at any time. The existence of passwords or other access restricting measures does not limit this non-privacy policy. You will provide current password information immediately upon request.

In addition, you will not use any of the Company's computers, e-mail, internet facilities in any way that is disruptive, offensive to others, or harmful to morale. Further, you will not open any e-mail from an outside source that comes as an attachment unless it is from a known business colleague.

Policy Prohibiting Harassment and Discrimination

The Company is committed to providing a workplace free from harassment and discrimination and will not tolerate harassment or discrimination of its employees by anyone with whom its employees interact in connection with their employment. The Company expects that all work relationships will be business- like and free of bias, prejudice and harassment. This includes sexual harassment as well as harassment or discrimination based on such factors as race (including protective hairstyles and hair texture), religion (including religious belief, observance, dress or grooming practices), creed, color, sex, sex stereotype, pregnancy, childbirth or related medical conditions (including breast feeding), age (40 years or over), sexual orientation, gender, gender identification and expression, transgender status, transitioning employees, physical or mental disability, medical condition (including cancer), genetic characteristics, genetic information, family care, marital status, registered domestic partner status, enrollment in any public assistance program, status as military membership (active and reserve status, all ranks and branches, including the National Guard) , or as a veteran or as a qualified disabled veteran, status as an unpaid intern or volunteer, status as a victim of stalking, sexual assault or domestic violence, political affiliation, ancestry, citizenship, national origin (including actual or perceived affiliation with a group identified with a national origin through ancestry, marriage or association with persons of a national origin, through membership in an organization for or perceived as an affiliation with a National Origin, or characteristics such as height, weight, language, immigration status or AB 60 driver’s license), protected medical leaves (including a request for or approval of leave under applicable leave of absence laws), or any other classification protected by law.

The Company will not engage in or tolerate retaliation against employees who complain about harassment.

Workplace Safety and Security

The Company is committed to workplace safety. Every employee has a duty to report to the Executive Officer or a representative of the Human Resources Department any health or safety hazard, accident, or injury. Of course, in the event of an emergency, you are authorized to call 911 or the applicable emergency number.

Disputes

The terms of this offer letter and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Diego, California in connection with any Dispute or any claim related to any Dispute.

Acceptance

To accept the Company's offer, please sign and date this letter in the space provided below (a duplicate original is enclosed for your records) and the EIPIA. If we do not receive a copy of this letter and the EIPIA signed by you on or prior to 5:00 P.M. (Pacific time) on June 25, 2022 then this letter and the offer of employment with the Company automatically expires.

This letter, together with the EIPIA, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed on behalf of both parties.

This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Signatures received by facsimile, PDF file or other electronic format (including DocuSign) shall be deemed to be original signatures.

The Company may, in its sole discretion, decide to deliver to you by email or any other electronic means any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s certificate of incorporation or bylaws. You hereby consent to receive such documents and notices by such electronic delivery and agree to participate through any on- line or electronic system that may be established and maintained by the Company or a third=party designated by the Company.

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We look forward to your favorable reply and to working with you at Elevai Labs Inc.

Sincerely, Elevai Labs Inc.

By:	/s/ Graydon Bensler
Name:	Graydon Bensler
Title:	CFO

THE FOREGOING IS AGREED TO AND ACCEPTED:

Signature:	/s/ Brenda Buechler
Printed Name:	Brenda Buechler
Date:	6/24/2022

Enclosures:

Duplicate Original Letter

Employee Inventions and Proprietary Information Agreement